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Ford U.S. Sales Up 15 Percent in January; Company Sees Best U.S. January Retail Sales Results Since 2004

•	Ford Motor Company U.S. sales for January increase 15 percent, for a total of 178,351 vehicles sold; retail sales performance for January is best since 2004

•
F-Series, America’s best-selling truck for the 38th straight year, posts best January sales performance since 2004; Transit Connect reports another record month, driving best January van sales since 2001

•	Escape delivers its best-ever January sales performance; Explorer sales best since 2005

•	Mustang has best January performance since 2007

•	Lincoln has best January sales results in five years

DEARBORN, Mich., Feb. 3, 2015 – Ford Motor Company posted a 15 percent sales increase in the U.S. in January, with sales of 178,351 vehicles. Retail sales of 128,666 vehicles marked a 13 percent increase, providing the best retail January results since 2004.

Retail passenger car sales were up 6 percent, utilities saw a 10 percent increase, and trucks gained 23 percent.

“Customer demand is strong for our newest vehicles, driving retail sales gains across our lineup in January,” said Erich Merkle, U.S. sales analyst. “Momentum is especially strong for our
F-Series pickup, with the all-new F-150 the hottest product on our dealer lots in January.”

F-Series, America’s best-selling truck for the 38th straight year, posted sales gains of 17 percent in January, with 54,370 trucks sold last month. This was F-Series’ best January sales volume since 2004 – an all-time annual record sales year for F-Series.

Part of F-Series’ strength is the all-new F-150. It is the toughest, smartest, most capable F-150 ever, with best-in-class payload, towing and gasoline fuel economy and recently named 2015 North American Truck of the Year. It is averaging just 12 days on dealer lots. High-end Platinum and King Ranch F-150 are turning even faster, averaging just 9 and 10 days on dealer lots, respectively.

Transit Connect sales also increased 72 percent last month, for record January sales with 3,689 vehicles. Combined, Ford sales of Transit, E-Series, and Transit Connect totaled 13,377 vans, marking Ford’s best January sales results for vans since 2001.

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Escape sales of 20,054 vehicles increased 3 percent last month versus a year ago, for the utility’s best-ever January. Explorer sales of 14,995 vehicles were up 28 percent, marking its best January sales since 2005.

Mustang sales more than doubled last month with sales of 8,694 vehicles. This represents a 124 percent increase versus last year and marks Mustang’s best January sales since 2007.

Lincoln sales increased 11 percent last month versus January 2014, with 6,619 vehicles sold, providing Lincoln with its best January results in five years. MKC continues to build Lincoln momentum, along with Navigator, which realized a 144 percent sales increase for the month.

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About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 187,000 employees and 62 plants worldwide, the company’s automotive brands include Ford and Lincoln. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford and its products worldwide, please visit http://corporate.ford.com.

Contact:	Erich Merkle
313.806.4562
emerkle2@ford.com

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.